Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MAV HOLDING CORPORATION
Mav Holding Corporation (hereinafter sometimes referred to as the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that:
1.    The name of the Corporation is Mav Holding Corporation.
2.    The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 8, 2021.
3.    This Amended and Restated Certificate of Incorporation of the Corporation (the "Amended Certificate of Incorporation") is filed pursuant to Sections 242 and 245 of the DGCL.
4.    The Amended Certificate of Incorporation has been approved and adopted by unanimous written consent of the board of directors of the Corporation (the "Board") and the stockholders of the Corporation pursuant to Sections 141(f), 228, 242 and 245 of the DGCL, and amends, integrates and restates the certificate of incorporation of the Corporation in its entirety as follows:
FIRST: The name of the corporation (hereinafter sometimes referred to as the "Corporation") is:
Mav Holding Corporation
SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 1980 I. The name of the Corporation's registered agent for service of process on the Corporation in the State of Delaware, at such address, is The Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").
FOURTH: Effective upon the filing of this Amended Certificate of Incorporation with the Secretary of State of the State of Delaware, each share of common stock of the

Company, par value $0.01 per share, outstanding or held in treasury immediately prior to such time (“Pre-Split Common Stock”) shall automatically and without any action on the part of the holders thereof or any other person be converted into Seven Hundred Seventy-Five Thousand (775,000) shares of Voting Common Stock (as defined below) (such conversion, the “Stock Split”). The par value of the Voting Common Stock shall remain $0.01 per share.
All certificates representing shares of Pre-Split Common Stock outstanding immediately prior to the filing of this Amended Certificate of Incorporation represent instead, for each share of Pre-Split Common Stock represented immediately prior to such filing, the number of shares of Voting Common Stock into which such share was converted in the Stock Split as provided above. Notwithstanding the foregoing, any holder of a certificate or certificates formerly representing Pre-Split Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the Corporation, and upon such surrender, the holder may request that the Corporation issue a certificate for the correct number of shares of Voting Common Stock to which the holder is entitled under the provisions of this Amended Certificate of Incorporation.
FIFTH: The Corporation is authorized to issue two classes of capital stock designated, respectively, as Class A Voting Common Stock (“Voting Common Stock”) and Class B Non-Voting Common Stock (“Non-Voting Common Stock”). The total number of shares of capital stock that the Corporation shall have the authority to issue is One Hundred Eighty-Eight Million and Five Hundred Thousand (188,500,000). The total number of shares of Voting Common Stock that the Corporation shall have the authority to issue is One Hundred Seventy-Five Million (175,000,000), with a par value of $0.01 per share, and the total number of shares of Non-Voting Common Stock that the Corporation shall have the authority to issue is Thirteen Million Five Hundred Thousand (13,500,000), with a par value of $0.01 per share.
SIXTH: The rights, preferences, privileges and restrictions granted or imposed upon the Voting Common Stock and the Non-Voting Common Stock are as follows:
1.Dividends. The holders of Voting Common Stock and Non-Voting Common Stock shall be entitled to the payment of dividends when and as declared by the board of directors of the Corporation (the “Board”) out of funds legally available therefor and to receive other distributions from the Corporation, including distributions of contributed capital, when and as declared by the Board, Any dividends declared by the Board to the holders of the then outstanding Voting Common Stock and Non-Voting Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Voting Common Stock and Non-Voting Common Stock held by each such holder as of the record date of such dividend, as if the two classes of capital stock constituted a single class.
2.Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Voting Common Stock and Non-Voting Common Stock pro rata in accordance with the number of shares of Voting Common Stock and Non-Voting Common Stock held by each such holder, as if the two classes of capital stock constituted a single class.
3.Voting. Each holder of Voting Common Stock shall be entitled to one (1) vote for each share of Voting Common Stock held by such holder. Each holder of Voting Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation. Except as otherwise required by law, no share of Non-Voting Common Stock shall entitle the holder thereof to any voting rights, including but not limited to, any right to approve any increase or decrease (but not below the number of shares then outstanding) in the number of authorized shares of Non-Voting Common Stock, or to have any right to be represented at, or to receive notice of, any meeting of stockholders of the Corporation.
SEVENTH: In furtherance and not in limitation of the power conferred by statute, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation subject to any limitations contained therein.

EIGHTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, so amended. Any repeal or modification of this Section EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
NINTH: Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
TENTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL. All rights conferred upon stockholders herein are granted subject to this reservation.
ELEVENTH: The Corporation shall indemnify, defend and hold harmless each director to the fullest extent permitted by the DGCL and other applicable law, in each case, as amended from time to time, except to the extent involving (i) a breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions where such director did not act in good faith and in a manner that such director reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such director’s conduct was unlawful, (iii) a willful or negligent violation of Section 160 or Section 173 of the DGCL, as the same exists or hereafter may be amended, or (iv) a transaction for which such director derived an improper personal benefit. No amendment to or repeal of this Section ELEVENTH shall apply to or have any effect on the indemnification rights of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed as of December 3, 2021.

MAV HOLDING CORPORATION

By:	/s/ Justin Maroldi
Name: Justin Maroldi
Title: Assistant Secretary